ARTICLES SUPPLEMENTARY

     GENERAL MONEY MARKET FUND, INC., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Board of Directors hereby classifies and reclassifies the five hundred million (500,000,000) authorized shares of Class X Common Stock of the Corporation, representing all of the Corporation's authorized shares of Class X Common Stock, and three billion (3,000,000,000) authorized but unissued shares of Class A Common Stock of the Corporation as additional shares of Class B Common Stock of the Corporation. Following such reclassification, the Common Stock of the Corporation is classified as follows:

		Shares
Class of Shares		Authorized
Class A shares		12,000,000,000
Class B shares		13,500,000,000
	Total	25,500,000,000

     SECOND: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

     THIRD: The additional shares of Class B Common Stock of the Corporation classified hereby shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in Article FIFTH of the Charter of the Corporation and shall be subject to all provisions of the Charter relating to the stock of the Corporation generally.

     FOURTH: The Board of Directors of the Corporation classified and reclassified the shares of Common Stock of the Corporation as aforesaid pursuant to authority provided in the Corporation's Charter.

     FIFTH: These Articles Supplementary do not increase the aggregate number of shares of Common Stock of the Corporation or the aggregate par value thereof.

     IN WITNESS WHEREOF, General Money Market Fund, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its Vice President who acknowledges that these Articles Supplementary are the act of the Corporation, that to the best of her knowledge, information and belief all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects, and that this statement is made under the penalties of perjury.

GENERAL MONEY MARKET FUND,
INC.

By:/s/ Janette Farragher
Janette E. Farragher
Vice President

WITNESS:

/s/ Jeff Prusnofsky
Jeff Prusnofsky
Assistant Secretary